Exhibit 99.1

Cephalon Receives Approvable Letter for NUVIGIL™ (armodafinil)

Frazer, PA – May 1, 2006 — Cephalon, Inc. (Nasdaq: CEPH) announced today that it has received an approvable letter from the U.S. Food and Drug Administration (FDA) for NUVIGIL(TM) (armodafinil) Tablets. The company submitted a new drug application (NDA) on March 31, 2005, seeking to market NUVIGIL for the treatment of excessive sleepiness associated with narcolepsy, obstructive sleep apnea/hypopnea syndrome (OSA/HS) and shift work sleep disorder (SWSD). FDA approval of NUVIGIL is contingent upon finalizing the product label.

“We are working closely with the FDA to move this application to an approval and expand our offering of wake-promotion choices for patients,” said Dr. Paul Blake, Executive Vice President, Worldwide Medical and Regulatory Operations. “Based on the clinical trials, NUVIGIL demonstrated a long duration of effect throughout the waking hours and we are excited at the potential to offer broader options to meet the needs of patients and physicians seeking treatment for excessive sleepiness.”

Armodafinil is a single-isomer formulation of modafinil, the active pharmaceutical ingredient contained in PROVIGIL® (modafinil) Tablets [C-IV]. Cephalon submitted data from four double-blind, randomized, placebo-controlled studies of NUVIGIL in patients with excessive sleepiness associated with either narcolepsy, OSA/HS or SWSD to FDA for evaluation as part of the NDA. In these studies, NUVIGIL was generally well tolerated, with a safety profile consistent with that observed in studies of PROVIGIL. The most common adverse effects observed included headache, nausea, dizziness, insomnia and anxiety.

As previously announced, the company submitted additional information to the FDA related to a possible case of Stevens Johnson Syndrome associated with its SPARLON(TM) (modafinil) application. In its NUVIGIL approvable letter, the FDA indicated that the outcome of its review of this new information will be addressed directly in the label for NUVIGIL.

About Excessive Sleepiness (Hypersomnolence)

Excessive sleepiness, medically known as hypersomnolence, is the primary symptom — and often the most debilitating feature — experienced by the millions of Americans who suffer from narcolepsy, OSA/HS, and SWSD. Despite this fact, it is estimated that 50 to 90 percent of the time, health care professionals fail to recognize that these patients are suffering from excessive sleepiness. The defining characteristic of excessive sleepiness is a consistent inability to stay awake and alert enough to safely and successfully accomplish tasks of daily living. Persons experiencing excessive sleepiness who seek medical attention typically complain of fatigue, tiredness, lapses of attention, lack of energy, low motivation, difficulty concentrating, disrupted sleep, snoring or difficulties at work.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France.

Cephalon currently markets four proprietary products in the United States: PROVIGIL, GABITRIL® (tiagabine hydrochloride), ACTIQ® (oral transmucosal fentanyl citrate) [C-II], and

TRISENOX® (arsenic trioxide) injection. In addition, VIVITROL(TM) (naltrexone for extended-release suspension) was recently approved in the United States and is expected to be available in June 2006. Cephalon also markets numerous products internationally. Full prescribing information for Cephalon products in the United States is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products, interpretation of clinical results, including the results of the clinical trials of NUVIGIL; prospects for regulatory approval, including for final FDA approval of NUVIGIL; manufacturing development and capabilities; market prospects for its products; sales and earnings guidance; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.